AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2002
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        RULE 13E-3 TRANSACTION STATEMENT
       (Pursuant to Section 13(e) of the Securities Exchange Act of 1934
                and Rule 13e-3 (/section/240.13e-3) thereunder)
                               (Amendment No. 1)

                             ROYAL PRECISION, INC.
                              (Name of the Issuer)

                             ROYAL PRECISION, INC.
                             ROYAL ASSOCIATES, INC.
                              RA MERGER SUB, INC.
                              RICHARD P. JOHNSTON
                               KENNETH J. WARREN
                            CHRISTOPHER A. JOHNSTON
                               DAVID E. JOHNSTON
                             CHARLES S. MECHEM, JR.
                                JOHN C. LAUCHNOR
                   THE JOHNSTON FAMILY CHARITABLE FOUNDATION
                          JOHNSTON FAMILY LIVING TRUST
                       (Name of Persons Filing Statement)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)

                                  780921-10-2
                     (CUSIP Number of Class of Securities)

                            Kenneth J. Warren, Esq.
                              5134 Blazer Parkway,
                                Dublin, OH 43017
                       (614) 766-1960, fax (614) 766-1974

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
            Communications on Behalf of Person(s) Filing Statement)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                             Victor A. Pollak, Esq.
                               Fabian & Clendenin
                        215 South State. St., Suite 1200
                            Salt Lake City, UT 84151
                       (801) 323-2247, fax (801) 606-2788

This statement is filed in connection with (check the appropriate box):

a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [ ] A tender offer.

d. [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [X]

Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]

                           CALCULATION OF FILING FEE

         TRANSACTION VALUATION*                      AMOUNT OF FILING FEE
         ----------------------                      --------------------

              $203,022.70                                   $18.68

*Estimated solely for purposes of calculating the filing fee pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Act"). The transaction applies to an aggregate of 2,030,227 shares of common stock, par value $0.001 per share (the "Common Stock"), of Royal Precision, Inc., calculated as follows: 12,718,877 shares of common stock issued and outstanding less 10,688,650 shares of common stock then to be held by stockholders of Royal Associates, Inc. ("Acquisition Corp") and specified additional stockholders of Royal Precision, Inc. The proposed maximum aggregate value of the transaction is $203,022.70 calculated as follows: the product of 2,030,227 shares of common stock; times $0.10. In accordance with Rule 0-11 under the Act, the filing fee is determined by multiplying the transaction valuation by 0.000092.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11 (a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form or Registration No.:

     3)   Filing Party:

     4)   Date Filed:

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
                                  INTRODUCTION

     This Rule 13e-3 Transaction Statement on Schedule 13E-3 (this "Transaction Statement") is being filed by Royal Precision, Inc., a Delaware corporation (the "Company"), Royal Associates, Inc., a Delaware corporation ("Acquisition Corp."), RA Merger Sub, Inc., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Acquisition Corp., Richard P. Johnston, Kenneth J. Warren, Christopher A. Johnston, David E. Johnston, Charles S. Mechem, Jr., John
C. Lauchnor, (collectively, the "RA Stockholders"), The Johnston Family Charitable Foundation ("Foundation") and the Johnston Family Living Trust ("Trust") (the Company, Acquisition Corp., Merger Sub, the RA Stockholders, the Foundation and the Trust, collectively the "Filing Persons") pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended, in connection with the proposed merger of Merger Sub, with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 12, 2002 by and among the Company, Acquisition Corp. and Merger Sub. Pursuant to the Merger Agreement, if the Merger is consummated, among other things, (a) Merger Sub will be merged with and into the Company, with the
Company being the surviving corporation; and (b) each outstanding share of common stock of the Company, other than shares held by certain specified continuing  stockholders  and  shares  held  by  stockholders  perfecting  their dissenting rights under Delaware law, will be cancelled and converted into the right to receive cash in the amount of $0.10 per share (the "Merger Consideration").

     In reliance upon the written opinion of The Harman Group Corporate Finance, Inc. (the "Advisor"), the financial advisor to the Board of Directors of the Company, the Board of Directors of the Company and each of the Filing Persons have determined that the Merger Consideration is fair to the Company's unaffiliated stockholders from a financial point of view and the Board of Directors recommends that the stockholders approve the Merger. The Merger Agreement and the Merger will be approved by the holders of a majority of the Company's common stock outstanding by written consent in lieu of a meeting in accordance with the provisions of Delaware law.

     The cross reference sheet below is being supplied pursuant to General Instruction F to Schedule 13E-3 and shows the location in the Company's preliminary information statement (the "Information Statement") simultaneously being filed with the Securities and Exchange Commission (the "SEC") in connection with the Merger, which contains information required to be included in response to items in this Statement. The information in the Information Statement, including all Attachments thereto, is hereby expressly incorporated herein by reference and the responses to each of the Items herein are qualified in their entirety by the provisions of the Information Statement. All information in, or incorporated by reference in, the Information Statement or this Statement concerning the Company or its advisors, or actions or events with respect to any of them was provided by the Company, and all information in, or incorporated by reference in, the Information Statement or this Statement concerning Acquisition Corp. and Merger Sub, their respective affiliates, or actions or events with respect to them, was provided by Acquisition Corp. or such affiliates. The Information Statement incorporated by reference in this filing is in preliminary form and is subject to completion or amendment. Capitalized terms used but not defined in this Statement shall have the respective meanings given in the Information Statement.

                              CROSS REFERENCE SHEET

ITEM IN
SCHEDULE
13e-3                                CAPTION IN INFORMATION STATEMENT
-----                                --------------------------------
Item 1
(M-A 1001)                           SUMMARY INFORMATION

Item 2
(M-A 1002)    (a)                    Cover Page
              (b)                    Cover Page; PRICE RANGE OF COMMON STOCK AND DIVIDENDS;
                                     VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
              (c) - (d)              PRICE RANGE OF COMMON STOCK AND DIVIDENDS
              (e)                    Not Applicable
              (f)                    PRIOR STOCK PURCHASES

Item 3
(M-A 1003)    (a)(1) - (c)(1) - (2)  Cover Page; THE PARTIES; CERTAIN INFORMATION REGARDING FILING PERSONS AND RELATED TRANSACTIONS
              (c)(3) - (5)           CERTAIN INFORMATION REGARDING FILING PERSONS AND RELATED TRANSACTIONS

Item 4
(M-A 1004)    (a)(2)(i)              THE MERGER AGREEMENT - The Merger
              (a)(2)(ii)             THE MERGER AGREEMENT - Merger Consideration
              (a)(2)(iii)            SPECIAL FACTORS - REASONS FOR THE MERGER
              (a)(2)(iv)             INTERESTS OF CERTAIN STOCKHOLDERS AND DIRECTORS IN THE MERGER
              (a)(2)(v)              THE MERGER AGREEMENT - The Merger; SPECIAL FACTORS - PURPOSE AND
                                     STRUCTURE OF THE MERGER
              (a)(2)(vi)             ACCOUNTING TREATMENT
              (a)(2)(vii)            CERTAIN FEDERAL INCOME TAX CONSEQUENCES
              (c)                    SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER
              (d)                    APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS
              (e)                    SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER AND APPRAISIAL RIGHTS OF DISSENTING
                                     STOCKHOLDERS
              (f)                    Not applicable

Item 5
(M-A 1005)    (a) - (c)              CERTAIN INFORMATION REGARDING FILING PERSONS AND RELATED TRANSACTIONS
              (e)                    CERTAIN INFORMATION REGARDING FILING PERSONS AND RELATED TRANSACTIONS; BACKGROUND TO THE
                                     MERGER

Item 6
(M-A 1006)    (b)                    Not applicable
              (c)(i)(3) -            SPECIAL FACTORS - PLANS FOR THE COMPANY AFTER THE MERGER
              (8)

ITEM IN
SCHEDULE
13e-3                                CAPTION IN INFORMATION STATEMENT
-----                                --------------------------------

Item 7
(M-A 1013)    (a)                    SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER
              (b)                    BACKGROUND OF THE MERGER
              (c)                    SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER; SPECIAL FACTORS -
                                     REASONS FOR THE MERGER
              (d)                    SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER; CERTAIN FEDERAL
                                     TAX CONSEQUENCES; INTERESTS OF CERTAIN STOCKHOLDERS AND DIRECTORS IN THE MERGER

Item 8
(M-A 1014)    (a) - (b)              SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER; SPECIAL FACTORS -
                                     OPINION OF THE FINANCIAL ADVISOR; SUMMARY INFORMATION - Position of Each Filing Person as to
                                     Fairness; SPECIAL FACTORS - THE DETERMINATION BY THE BOARD OF DIRECTORS
                                     AND THE FILING PERSONS
              (c)                    THE MERGER AGREEMENT - Effective Time
              (d)                    SPECIAL FACTORS - OPINION OF THE FINANCIAL ADVISOR
              (e)                    INTERESTS OF CERTAIN STOCKHOLDERS AND DIRECTORS IN THE MERGER
              (f)                    Not applicable

Item 9
(M-A 1015)    (a) - (c)              SPECIAL FACTORS - OPINION OF THE FINANCIAL ADVISOR

Item 10
(M-A 1007)    (a)  (b)               SOURCE OF FUNDS FOR THE MERGER
              (c)                    ESTIMATED COSTS AND EXPENSES
              (d)                    Not applicable

Item 11
(M-A-1008)    (a)                    VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
              (b)                    CERTAIN INFORMATION REGARDING FILING PERSONS AND RELATED TRANSACTIONS

Item 12
(M-A 1012)    (d) (e)                INTERESTS OF CERTAIN STOCKHOLDERS AND DIRECTORS IN THE MERGER

Item 13
(M-A 1010)    (a)(1) -(4)            FINANCIAL AND OTHER INFORMATION
              (b)                    Not applicable

Item 14
(M-A 1009)    (a) - (b)              COSTS OF DISSEMINATION OF INFORMATION

Item 15
(M-A 1011     (b)                    Information Statement

ITEM IN
SCHEDULE
13e-3                                CAPTION IN INFORMATION STATEMENT
-----                                --------------------------------

Item 16
(M-A 1016)    (a)(1)                 Letter of Transmittal
              (a)(2)                 Not applicable
              (a)(3)(a)              Information Statement
              (a)(4)                 Not applicable
              (a)(5)                 Not applicable
              (b)                    Not applicable
              (c)(1)                 Summary of information provided to Special Committee in May and June 2002
              (c)(2)                 Summary of oral presentation to Board of Directors made on September 10, 2002
              (c)(3)                 Opinion of The Harman Group Corporate Finance, Inc. - Attachment II to
                                     Exhibit (a)(3)(a)
              (d)(1)                 Agreement and Plan of Merger - Attachment I to Exhibit (a)(3)(a)
              (d)(2)                 Form of Conversion Agreement between the Company and several lenders dated as of August 9, 2002 with schedule setting forth material details in which such documents differ from the form attached
              (d)(3)                 Agreement concerning Letter of Credit between Richard P. Johnston and Wells
                                     Fargo Business Credit, Inc. dated August 9, 2002
              (d)(4)                 Agreement concerning Letter of Credit between Christopher A. Johnston and
                                     Wells Fargo Business Credit, Inc. dated August 9, 2002
              (d)(5)                 Registration Rights Agreement dated February 26, 2002 among the Johnston Family
                                     Living Trust, Christopher A. Johnston, DWR, Custodian for Kenneth Warren,
                                     Attorney at Law, fbo Kenneth J. Warren, VIP Plus Profit Sharing, Plan, John C.
                                     Lauchnor, Charles S. Mechem, Jr., and the Company
              (d)(6)                 Form of Warrant issued to various persons with schedule setting forth material details in which such documents differ from the form
              (d)(7)                 Form of Subordinated Promissory Note of the Company issued to several lenders with schedule setting forth material details in which such documents differ from the form attached
              (d)(8)                 Guaranty Agreement dated March 19, 2002 between the Company and the Johnston
                                     Family Living Trust
              (d)(9)                 Trust Warrant 2 dated March 19, 2002
              (d)(10)                Amendment No. 1 to Guaranty Agreement dated April 10, 2002 between the Company and the Johnston Family Living Trust
              (d)(11)                Subscription Agreement dated March 28, 2002 for shares of RA Associates, Inc.
              (d)(12)                Amended and Restated Subscription Agreement dated September 12, 2002 for shares of RA Associates, Inc.
              (d)(13)                Promissory Note of RA payable to Robert Jaycox
              (d)(14)                First Amendment dated September 18, 2002 to Promissory Note of RA to Robert Jaycox
              (d)(15)                Powers of Attorney for each of the Filing Persons, other than the Company and Royal
                                     Associates, Inc. appointing Richard P. Johnston and Kenneth J. Warren attorneys in fact with respect to this Schedule 13E and amendments thereto
              (f)                    Section 262 of Delaware General Corporation Law - Attachment III to
                                     Exhibit (a)(3)(a)
              (g)                    Not Applicable
Exhibit 99.1                         Consent of Ernst & Young LLP, Independent Auditors
Exhibit 99.2                         Notice Regarding Absence of Consent of Arthur Andersen LLP
Exhibit 99.3                         Statement Pursuant to Release 34-17719 Q&A No. 5

ITEM 1. SUMMARY TERM SHEET.

                     The information set forth in "SUMMARY INFORMATION" in the Information Statement is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

Item 2(a) The information set forth on the Cover Page of the Information Statement is incorporated herein by reference.

Item 2(b) The information set forth on the Cover Page; "PRICE RANGE OF COMMON STOCK AND DIVIDENDS"; and "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF" in the Information Statement is incorporated herein by reference.

Item 2(c) - (d)      The information set forth in "PRICE RANGE OF COMMON STOCK
                     AND DIVIDENDS" in the Information Statement is incorporated herein by reference.

Item 2(e)            Not Applicable.

Item 2(f) The information set forth in "PRIOR STOCK PURCHASES" in the Information Statement is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

This Statement is being jointly filed by the Filing Persons.

Item 3(a)(1)-        The information set forth on the cover page and in "THE
     (c)(1)-(2) PARTIES" and "CERTAIN INFORMATION REGARDING FILING PARTIES AND RELATED TRANSACTIONS" in the Information Statement is incorporated herein by reference.

Item 3 (c)(3) -(5)   The information set forth in "CERTAIN INFORMATION REGARDING
                     FILING PARTIES AND RELATED TRANSACTIONS" in the Information
                     Statement is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

Item 4(a)(2)(i)      The information set forth in "THE MERGER AGREEMENT - The
                     Merger" in the Information Statement is incorporated herein by reference.

Item 4(a)(2)(ii)     The information set forth in "THE MERGER AGREEMENT - Merger
                     Consideration" in the Information Statement is incorporated herein by reference.

Item 4(a)(2)(iii)    The information set forth in "SPECIAL FACTORS - REASON FOR
                     THE MERGER" in the Information Statement is incorporated herein by reference.

Item 4(a)(2)(iv)     The information set forth in "INTERESTS OF CERTAIN
                     STOCKHOLDERS AND DIRECTORS IN THE MERGER" in the
                     Information Statement is incorporated herein by reference.

Item 4(a)(2)(v)      The information set forth in "THE MERGER AGREEMENT- The
                     Merger; and "SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE
                     MERGER" in the Information Statement is incorporated herein by reference.

Item 4(a)(2)(vi)     The information set forth in "ACCOUNTING TREATMENT"
                     in the Information Statement is incorporated herein by reference.

Item 4(a)(2)(vii)    The information set forth in "CERTAIN FEDERAL INCOME TAX
                     CONSEQUENCES" in the Information Statement is incorporated herein by reference.

Item 4(c) The information set forth in "SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER" in the Information Statement is incorporated herein by reference.

Item 4(d) The information set forth in "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" in the Information Statement is incorporated herein by reference.

Item 4(e) The information set forth in "SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER" and "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" in the Information Statement is incorporated herein by reference.

Item 4(f)            Not applicable.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Item 5(a) - (c)      The information set forth in "CERTAIN INFORMATION REGARDING
                     FILING PERSONS AND RELATED TRANSACTIONS" in the
                     Information Statement is incorporated herein by reference.

Item 5(e) The information set forth in "CERTAIN INFORMATION REGARDING FILING PERSONS AND RELATED TRANSACTIONS" in the
                     Information Statement is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

Item 6 (b)-          Not applicable.

(c)(1) - (8)         The information set forth in "SPECIAL FACTORS - PLANS FOR
                     THE COMPANY AFTER THE MERGER" in the Information Statement is incorporated herein by reference.

ITEM 7. PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.

Item 7(a) The information set forth in "SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER" in the Information Statement is incorporated herein by reference.

Item 7(b) The information set forth in "BACKGROUND OF THE MERGER" in the Information Statement is incorporated herein by reference.

Item 7(c) The information set forth in "SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER" and "SPECIAL FACTORS - REASON FOR THE MERGER" in the Information Statement is incorporated herein by reference.

Item 7(d) The information set forth in "SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER" and "CERTAIN FEDERAL TAX CONSEQUENCES" and "INTERESTS OF CERTAIN STOCKHOLDERS AND DIRECTORS IN THE MERGER" in the Information Statement is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

Item 8(a)-(b) The information set forth in "SPECIAL FACTORS - PURPOSE AND STRUCTURE OF THE MERGER", "SPECIAL FACTORS - OPINION OF THE FINANCIAL ADVISOR", "SUMMARY INFORMATION - Position of Each Filing Person as to Fairness", and "SPECIAL FACTORS - THE DETERMINATION BY THE BOARD OF DIRECTORS AND THE FILING PERSONS" in the Information Statement is incorporated herein by reference.

Item 8 (c)           The information set forth in "THE MERGER AGREEMENT -
                     Effective Time" in the Information Statement is incorporated herein by reference.

Item 8 (d)           The information set forth in "SPECIAL FACTORS - OPINION OF
                     THE FINANCIAL ADVISOR" in the Information Statement is incorporated herein by reference.

Item 8 (e)           The information set forth in "INTERESTS OF CERTAIN
                     STOCKHOLDERS AND DIRECTORS IN THE MERGER" in the
                     Information Statement is incorporated herein by reference.

Item 8(f)            Not applicable.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

Item 9(a)-(c) The information set forth in "SPECIAL FACTORS - OPINION OF THE FINANCIAL ADVISOR" in the Information Statement is incorporated herein by reference.

ITEM 10. SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

Item 10(a)-(b) The information set forth in "SOURCE OF FUNDS FOR THE MERGER" in the Information Statement is incorporated herein by reference.

Item 10(c) The information set forth in "ESTIMATED COSTS AND EXPENSES" in the Information Statement is incorporated herein by reference.

Item 10(d)           Not Applicable.

ITEM 11. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

Item 11(a) The information set forth in "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF" in the Information Statement is incorporated herein by reference.

Item 11(b) The information set forth in "CERTAIN INFORMATION REGARDING FILING PERSONS AND RELATED TRANSACTIONS" in the
                     Information Statement is incorporated herein by reference.

ITEM 12. THE SOLICITATION OR RECOMMENDATION.

Item 12(d)-(e) The information set forth in "INTERESTS OF CERTAIN STOCKHOLDERS AND DIRECTORS IN THE MERGER" in the Information Statement is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS.

Item 13(a)(1) - (4)  The information set forth in "FINANCIAL AND OTHER
                     INFORMATION" in the Information Statement is incorporated herein by reference.

Item 13(b)           Not Applicable

ITEM 14. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

Item 14 (a)-(b)      The information set forth in "COSTS OF DISSEMINATION OF
                     INFORMATION" in the Information Statement is incorporated herein by reference.

ITEM 15. ADDITIONAL INFORMATION.

Item 15(b) The information set forth in the Information Statement is incorporated herein by reference.

ITEM 16. EXHIBITS.

Item 16(a)(1)        Letter of Transmittal

Item 16(a)(2)        Not applicable

Item 16(a)(3)(a)     Information Statement

Item 16(a)(4) -
     (a)(5)          Not applicable

Item 16(b)           Not Applicable

Item 16(c)(1) Summary information provided to Special Committee in May and June 2002

Item 16(c)(2) Summary of oral presentation to Board of Directors made on September 10, 2002

Item 16(c)(3) Opinion of The Harman Group Corporate Finance, Inc. dated September 12, 2002 (incorporated by reference to Attachment II to the Information Statement as Exhibit (a)(3)(a).

Item 16(d)(1) Agreement and Plan of Merger, dated as of September 12, 2002 among the Company, Acquisition Corp. and Merger Sub (incorporated by reference to Attachment I to the Information Statement as Exhibit (a)(3)(a).

Item 16(d)(2) Form of Conversion Agreement between the Company and several lenders dated as of August 9, 2002 with schedule setting forth material details in which such documents differ from the form attached (incorporated by reference to Exhibit 32 to Amendment No. 3 of Schedule 13D of Richard P. Johnston, et al, dated August 12, 2002; the "13D Amendment No. 3")

Item 16(d)(3)        Agreement concerning Letter of Credit between Richard P.
                     Johnston and Wells Fargo Business Credit, Inc. dated August 9, 2002 (incorporated by reference to Exhibit 33 of 13D Amendment No. 3

Item 16(d)(4)        Agreement concerning Letter of Credit between Christopher
                     A. Johnston and Wells Fargo Business Credit, Inc. dated August 9, 2002 (incorporated by reference to Exhibit No. 34 of 13D Amendment No. 3)

Item 16(d)(5) Registration Rights Agreement dated February 26, 2002 among the Johnston Family Living Trust, Christopher A. Johnston, DWR, Custodian for Kenneth Warren, Attorney at Law, fbo Kenneth J. Warren, VIP Plus Profit Sharing, Plan, John C. Lauchnor, Charles S. Mechem, Jr., and the Company (incorporated by reference to Exhibit 23 of Amendment No. 4 to Schedule 13D of Richard P. Johnston, et al, dated March 28, 2002; the "13D Amendment No. 4")

Item 16(d)(6) Form of Warrant issued to various persons with schedule setting forth material details in which such documents differ from the form (incorporated by reference to Exhibit 16 to the 13D Amendment No. 4)

Item 16(d)(7) Form of Subordinated Promissory Note of the Company issued to several lenders with schedule setting forth material details in which such documents differ from the form attached (incorporated by reference to Exhibit 15 of the 13D Schedule Amendment No. 4)

Item 16(d)(8) Guaranty Agreement dated March 19, 2002 between the Company and the Johnston Family Living Trust (incorporated herein by reference to Exhibit 13 to the 13D Amendment No. 4)

Item 16(d)(9) Trust Warrant 2 dated March 19, 2002 (incorporated herein by reference to Exhibit 14 to the 13D Amendment No. 4)

Item 16(d)(10) Amendment No. 1 to Guaranty Agreement dated April 10, 2002 between the Company and the Johnston Family Living Trust (incorporated by reference to Exhibit 26 to Amendment No. 1 to Schedule 13D of Richard P. Johnston, et al, dated April 19, 2002

Item 16(d)(11) Subscription Agreement dated March 28, 2002 for shares of RA Associates, Inc. (incorporated herein by reference to Exhibit 19 of the Schedule 13D of Richard P. Johnston, et al, dated March 28, 2002)

Item 16(d)(12) Amended and Restated Subscription Agreement dated September 12, 2002 for shares of RA Associates, Inc. (incorporated herein by reference to Exhibit 37 of Amendment No. 5 to the
                     Schedule 13 D of Richard P. Johnston, et al, dated September 12, 2002)

Item 16(d)(13) Promissory Note of RA payable to Robert Jaycox (incorporated by reference to Exhibit 31 of Amendment No. 2 to Schedule 13D of Richard P. Johnston, et al, dated June 12, 2002

Item 16(d)(14) First Amendment dated September 18, 2002 to Promissory Note of RA to Robert Jaycox (incorporated by reference to Exhibit

Item 16(d)(15) Powers of Attorney for each of the Filing Persons, other than the Company and Royal Associates, Inc. appointing Richard P. Johnston and Kenneth J. Warren attorneys in fact with respect to this Schedule 13E-3 and amendments thereto

Item 16(f) Statement of appraisal rights (Section 262 of the Delaware General Corporation Law) (incorporated by reference to Attachment III to the Information Statement as Exhibit
                     (a)(3(a).

Item 16(g)           Not Applicable.

Exhibit 99.1         Consent of Ernst & Young LLP, Independent Auditors

Exhibit 99.2         Notice Regarding Absence of Consent of Arthur Andersen LLP

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     ROYAL PRECISION, INC.


Date: October 22, 2002               By: /s/ John C. Lauchnor
                                         ---------------------------------------
                                         John C. Lauchnor, President and Chief
                                         Executive Officer (duly authorized
                                         officer)


                                     ROYAL ASSOCIATES, INC.


Date: October 22, 2002               By: /s/ Christopher A. Johnston
                                         ---------------------------------------
                                         Christopher A. Johnston,
                                         President and Chief Executive Officer
                                         (duly authorized officer)


                                     RA MERGER SUB, INC.


Date: October 22, 2002               By /s/ John C. Lauchnor*
                                        ----------------------------------------
                                        John C. Lauchnor,
                                        President (duly authorized officer)

Date: October 22, 2002                  /s/ Richard P. Johnston*
                                        ----------------------------------------
                                        Richard P. Johnston

Date: October 22, 2002                  /s/ Kenneth J. Warren
                                        ----------------------------------------
                                        Kenneth J. Warren

Date: October 22, 2002                  /s/ Christopher A. Johnston*
                                        ----------------------------------------
                                        Christopher A. Johnston

Date: October 22, 2002                  /s/ David E. Johnston*
                                        ----------------------------------------
                                        David E. Johnston

Date: October 22, 2002                  /s/ Charles S. Mechem, Jr.*
                                        ----------------------------------------
                                        Charles S. Mechem

Date: October 22, 2002                  /s/ John C. Lauchnor*
                                        ----------------------------------------
                                        John C. Lauchnor

                                     THE JOHNSTON FAMILY CHARITABLE FOUNDATION


Date: October 22, 2002               By /s/ David E. Johnston*
                                        ----------------------------------------
                                        David E. Johnston,
                                        President (duly authorized officer)


                                     THE JOHNSTON FAMILY LIVING TRUST


Date: October 22, 2002               By /s/ Richard P. Johnston*
                                        ----------------------------------------
                                        Richard P. Johnston, Trustee

*By /s/ Kenneth J. Warren
    -------------------------------
    Kenneth J. Warren
    Attorney-in-Fact pursuant to
    Power of Attorney
    dated October 21, 2002
    filed as an exhibit hereto